Exhibit 99.1

FOR
IMMEDIATE
RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES EARNINGS

Harrison, Arkansas — April 23, 2008 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation’s net income amounted to $1.1 million or $0.22 basic and diluted earnings per share during the first quarter of 2008 compared to net income of $159,000 or $0.03 basic and diluted earnings per share during the first quarter of 2007.  The increase in net income was primarily due to a non-recurring increase in earnings on life insurance policies.  Book value or stockholders’ equity per share, at March 31, 2008, was $15.27.

Larry J. Brandt, Chief Executive Officer for the Corporation said, “We are pleased to report another profitable quarter but the downturn in the housing market and weak economy continue to have an adverse impact on our bank and a significant number of other banks in the United States.  Our net interest income continues to be down due to our nonperforming loans and real estate owned.  We are working diligently to reduce both our nonperforming loans and real estate owned and continue to closely monitor such loans and increase our allowances for loan losses accordingly.  Fortunately, our noninterest income continues to improve and serves to offset the negative impact of our nonperforming assets.  As I have said before, we are fortunate to have qualified and experienced management plus strong capital levels to weather this downturn in the housing market and economy.”

Brandt further commented, “We do remain “bullish” on the future of Northwest and Northcentral Arkansas and its projected growth in the future.  We recently opened in March our 20th office in this market in the popular Pinnacle Hills area of Rogers.”

Total assets at March 31, 2008 amounted to $829.1 million, total liabilities were $755.0 million and stockholders’ equity totaled $74.0 million or 8.9% of total assets.  This compares with total assets of $792.0 million, total liabilities of $718.3 million and stockholders’ equity of $73.7 million or 9.3% of total assets at December 31, 2007.  At March 31, 2008 compared to December 31, 2007, cash and cash equivalents increased $23.3 million or 85.1%, investment securities held to maturity increased $25.3 million or 26.4%, and real estate owned, net (“REO”) increased by $3.1 million or 38.4%.  Net loans receivable decreased $16.3 million or 2.7%, primarily due to repayments and maturities as well as a decrease in loan originations.  The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the inability of certain builders and developers to service the debt on their loans.  A prolonged downturn in our local economy may result in a continued migration of non-performing loans to real estate owned.  The $36.7 million or 5.1% increase in total liabilities was primarily due to an increase of $26.5 million or 4.2% in deposits and an increase of $5.5 million or 6.8% in Federal Home Loan Bank advances.  Funds generated from loan repayments, deposits and FHLB advances were utilized to purchase investment securities and interest earning cash equivalents.  Stockholders’ equity increased by $362,000 during the three month period ended March 31, 2008, primarily due to net income of $1.1 million offset by dividends paid of $775,000.

Nonperforming assets amounted to $46.0 million or 5.54% of total assets at March 31, 2008, compared to $43.9 million or 5.54% of total assets at December 31, 2007.   At March 31, 2008, nonperforming assets consisted primarily of $31.8 million of nonaccrual loans.  The allowance for loan losses amounted to $6.1 million at March 31, 2008 or 0.99% of total loans and $5.2 million or 0.80% of total loans at December 31, 2007.

Net interest income, the primary component of net income, decreased from $6.1 million for the three months ended March 31, 2007 to $5.1 million for the comparable period in 2008.  Net interest margin for the three months ended March 31, 2008 was 2.78% compared to 3.19% for the three months ended March 31, 2007.  The decrease in net interest income was primarily due to the decrease in loans receivable and an increase in nonaccrual loans.

The provision for loan losses decreased $433,000 to $1.5 million for the quarter ended March 31, 2008 compared to $2.0 million for the quarter ended March 31, 2007.  The decrease in the provision for loan losses was primarily due to a large specific loan loss allowance recorded in the first quarter of 2007.

Noninterest income increased $1.3 million or 72.4% to $3.2 million for the three month period ended March 31, 2008 compared to $1.9 million for the three months ended March 31, 2007.  Such increase was primarily due to a $1.2 million increase in earnings on life insurance policies due to a death benefit claim.

Noninterest expenses increased only slightly between the 2007 and 2008 three month periods ended March 31.  Decreases in all line items were offset by an increase in real estate owned expenses, which was attributable to the increase in the number of properties as well as losses related to valuation provisions and disposition of real estate owned.

The increase in the income tax benefit was primarily due to the increase in nontaxable life insurance earnings related to the death benefit described above.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 19 full-service branch locations, one stand-alone loan production office, and 30 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

ASSETS	March 31, 2008	December 31, 2007

Cash and cash equivalents	$50,700	$27,387
Investment securities held to maturity	120,864	95,590
Federal Home Loan Bank stock	4,482	4,433
Loans receivable, net of allowances	584,984	601,256
Accrued interest receivable	7,804	9,042
Real estate acquired in settlement of loans, net	11,234	8,120
Office properties and equipment, net	24,878	24,263
Cash surrender value of life insurance	19,821	20,159
Prepaid expenses and other assets	4,291	1,728
TOTAL ASSETS	$829,058	$791,978

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$656,913	$630,414
Federal Home Loan Bank advances	87,634	82,087
Advance payments by borrowers for taxes and insurance	723	575
Other liabilities	9,763	5,239
Total liabilities	755,033	718,315

TOTAL STOCKHOLDERS’ EQUITY	74,025	73,663
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$829,058	$791,978

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Interest income	$11,536	$13,227
Interest expense	6,471	7,108
Net interest income	5,065	6,119
Provision for loan losses	1,528	1,961
Net interest income after provision for loan losses	3,537	4,158
Noninterest income	3,204	1,862
Noninterest expenses	6,071	6,070
Income (loss) before income taxes	670	(50)
Income tax benefit	(417)	(209)
Net income	$1,087	$159

Earnings Per Share:
Basic	$0.22	$0.03

Diluted	$0.22	$0.03

Selected Operating Data (Annualized):
Interest rate spread	2.73%	3.11%
Net interest margin	2.78%	3.19%
Return on average assets	0.54%	0.08%
Noninterest expenses to average assets	3.03%	2.91%
Return on average equity	5.86%	0.84%